EXHIBIT 99.3


                               APPROVED BY:   Ronald E. Hale, Jr.
                                              Vice President & Treasurer
                                              (713) 787-0977

                                   CONTACT:   Betsy Brod/Jonathan Schaffer
                                              Media: Merridith Ingram/
                                                     Heather Fox
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

                  CONSOLIDATED GRAPHICS TO ACQUIRE T/O PRINTING
                         OF WESTLAKE VILLAGE, CALIFORNIA

     Houston, Texas - June 30, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has signed a letter of intent to acquire T/O Printing of Westlake Village, California. T/O Printing is a high quality commercial printer serving the Greater Los Angeles and Ventura County markets. The current management team of Gary Polson and Michael Scher will remain with the company upon completion of the transaction. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Under the leadership of Gary Polson and Michael Scher, T/O Printing has developed a well-earned reputation for producing high quality printing and providing a superior level of service. This dedication to exceeding customers' expectations has established T/O Printing as a leader in their market."

     Gary Polson added, "This is a truly positive step for T/O Printing. Consolidated Graphics' customer service philosophy closely matches the one we have worked hard to establish at T/O Printing. By capitalizing on the financial strengths and best practices of Consolidated Graphics, we expect to continue the high rate of growth we have experienced the past ten years. We look forward to our future with Consolidated Graphics."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 26 states nationwide with annualized revenues in excess of $630 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


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